Exhibit 99.1

News Release Contact: Larry Vale
Keane Investor Relations
617-241-9200 x1290

Albie Jarvis
Porter Novelli
617-897-8200

KEANE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Posted Revenues and Earnings Growth Over Prior Year

BOSTON, April 27, 2005 — Keane, Inc. (NYSE: KEA), a leading business and information technology (IT) outsourcing firm, today announced its results for the First Quarter ended March 31, 2005.

Keane’s revenues for the First Quarter 2005 were $232.2 million, an increase of 7.6 percent from revenues of $215.8 million in the First Quarter of 2004.  Net income for the First Quarter of 2005 was $7.3 million, an increase of 31.7 percent from net income of $5.5 million in the First Quarter of 2004.  Diluted earnings per share (EPS) for the First Quarter of 2005 was $.11, in line with previous guidance, compared to $.08 EPS for the First Quarter of 2004.(1)

Keane’s management believes that cash performance is the primary driver of long-term per share value and, accordingly, views diluted cash earnings per share (CEPS(2)) as an important indicator of performance.  CEPS was $.15 in the First Quarter of 2005 compared to CEPS of $.12 for the same period last year, above previously issued guidance.

First Quarter 2005 Highlights:

•                  Awarded new engagements with both new and existing clients, including: CSX, Ecolab, the Department of Justice, GEICO, Invacare, the State of New York, PMI Group, SEI Investments, and TIAA-CREF.

•                  Grew outsourcing revenues to $122.6 million, a 16.5 percent increase from $105.3 million in the First Quarter of 2004 and a 2.6 percent increase from $119.5 million in the Fourth Quarter of 2004.

•                  Achieved bookings of $268.1 million, a 32.8 percent increase from bookings of $201.9 million in the Fourth Quarter of 2004.

•                  Outsourcing bookings were $119.0 million

•                  Development & Integration bookings were $44.2 million

•                  Other IT Services bookings were $104.9 million

(1)          First Quarter EPS and CEPS reflect the adoption of Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.”  EITF Issue No. 04-8 requires that contingently convertible debt be included in the calculation of diluted earnings per share using the if-converted method regardless of whether the market price trigger has been met.  Under the if-converted method, the debt is considered converted to shares, with the resulting number of shares included in the denominator of the earnings per share calculation and the related interest expense (net of tax) added back to the numerator of the earnings per share calculation.  EITF Issue No. 04-8 also requires the restatement of EPS for all periods presented.

(2)   CEPS excludes amortization of intangible assets and stock-based compensation.  CEPS includes the weighted average impact of the shares issuable upon conversion of the debentures.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).  See reconciliation of EPS to CEPS in the accompanying financial data schedules.

•                  Bolstered its Application Development & Integration capability with the acquisition of netNumina, a software development company with approximately 60 consultants that specializes in technology strategy, architecture, and custom development.

•                  Elected Lawrence Begley to the Company’s Board of Directors and Audit Committee and determined that Mr. Begley is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

“Keane continued to make good progress in developing and marketing a series of differentiated, repeatable, high value business solutions during the First Quarter,” commented Brian Keane, president and CEO.  “We believe that these solutions, combined with our vertical go-to-market strategy, will help drive strong bookings and continued growth for the balance of the year.”

“Keane’s business fundamentals continue to strengthen as we have again posted strong year over year gains,” said John Leahy, senior vice president and CFO.  “Importantly, Keane maintains the cash resources and financial flexibility to support our ability to grow organically and pursue M&A opportunities.  During the First Quarter, cash from operations totaled $9.1 million, and Keane ended the quarter with $208.0 million in cash and investments.”

Business Outlook:

Based on the current economic outlook, Keane estimates revenues for the Second Quarter of 2005 to be in the range of $240.0 million to $250.0 million, EPS to be in the range of $.12 to $.14, and CEPS to be in the range of $.15 to $.17.  These estimates include the dilutive impact of approximately $.01 associated with Keane’s convertible debentures.

For fiscal year 2005, Keane is reiterating its previously stated estimates that its annual revenues will be in the range of $1.00 billion to $1.05 billion, EPS to be in the range of $.54 to $.58, and CEPS to be in the range of $.68 to $.71.  These estimates include the dilutive impact of approximately $.03 to $.04 on EPS and approximately $.05 to $.06 on CEPS associated with our convertible debentures.

Conference Call:

Keane will host a conference call today at 8:30 a.m. (EDT) to discuss these results.  Interested parties may access the call via the Internet at www.keane.com or may dial 800-438-7212 (706-643-3476 from outside North America) and ask for the Keane call referencing reservation number 5393933.  A replay of the call will be available beginning at approximately 10:30 a.m. (EDT) today, through 5:00 p.m. (EDT) on May 6, 2005.  The replay may be accessed via the Internet at www.keane.com or by calling 1-800-642-1687 or 706-645-9291 and referencing reservation number 5393933.

About Keane:

Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit.  Specifically, Keane focuses on highly synergistic service offerings, including: Application Development & Integration, Application Outsourcing, and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics.  Keane delivers its services through an integrated network of regional offices in North America and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning Keane’s current expectations as to future growth and its results of operations.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “projects,” “will,” “would,” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: continued or further downturns in the U.S. economy, political and economic conditions in India, the loss of one or more major clients, unfavorable government audits, unanticipated disruptions to Keane’s business, the execution and successful completion of contracts evidencing the new bookings referred to in this release, the successful completion of software development or management projects, the availability and utilization rate of professional staff, and other factors detailed under the caption “Certain Factors That May Affect Future Results” in Keane’s Annual Report on Form 10-K for the period ended December 31, 2004, which important factors are incorporated herein by this reference.   Keane disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, including the potential impact of any future acquisitions, mergers, or dispositions it may make.

Keane, Inc.

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2005	2004
	(In thousands except per share amounts)
Revenues	$232,204	$215,824
Operating expenses
Salaries, wages, and other direct costs	162,193	149,990
Selling, general, and administrative expenses	54,172	53,217
Amortization of intangible assets	4,070	3,913
Operating income	11,769	8,704

Other income (expense)
Interest and dividend income	1,105	1,055
Interest expense	(1,416)	(1,438)
Other (expense) income, net	(16)	125
Minority interest	683	761
Income before income taxes	12,125	9,207
Provision for income taxes	4,850	3,683

Net income	$7,275	$5,524

Basic earnings per share	$0.12	$0.09

Diluted earnings per share	$0.11	$0.08

Basic weighted average common shares outstanding	62,156	63,650
Diluted weighted average common shares and common share equivalents outstanding	71,028	73,004

Reconciliation of GAAP Diluted EPS to CEPS (1)

	Three Months Ended March 31,
	2005	2004
Net income	$7,275	$5,524
Add (Subtract):
Interest expense related to convertible debentures	970	970
Related tax effect	(388)	(388)
Net income for Diluted EPS	$7,857	$6,106
Amortization of intangible assets and stock-based compensation	4,210	4,106
Related tax effect	(1,684)	(1,642)
Adjusted net income for CEPS	$10,383	$8,570
Diluted CEPS	$0.15	$0.12

(1)          We believe that cash performance is the primary driver of long-term per share value, thus we view cash earnings per share (CEPS) as an important indicator of performance. CEPS excludes amortization of intangible assets and stock-based compensation. CEPS includes the weighted average impact of the shares issuable upon conversion of the debentures. CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP).

Keane, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	As of March 31,	As of December 31,
	2005	2004
	(In thousands)
Assets
Current:
Cash and cash equivalents	$80,969	$67,488
Restricted cash	1,790	986
Marketable securities	127,020	130,678
Accounts receivable, net	142,957	126,467
Prepaid expenses and deferred taxes	15,598	16,515
Total current assets	368,334	342,134
Property and equipment, net	76,509	76,761
Goodwill	309,594	305,965
Customer lists, net	50,049	53,040
Other intangible assets, net	8,804	9,904
Other assets, net	15,415	16,390
Total assets	$828,705	$804,194

Liabilities
Current:
Short-term debt	$671	$892
Accounts payable	6,939	9,511
Accrued restructuring	4,054	3,513
Unearned income	10,805	9,376
Accrued compensation	45,630	39,763
Accrued expenses and other current liabilities	64,386	52,760
Total current liabilities	132,485	115,815

Long-term debt	150,013	150,017
Accrued long-term building costs	39,414	39,545
Accrued long-term restructuring	4,167	5,164
Deferred income taxes	26,570	25,924
Total liabilities	352,649	336,465
Minority interest	5,343	6,026
Equity
Stockholders’ equity	470,713	461,703
Total liabilities and stockholders’ equity	$828,705	$804,194

Keane, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net income	$7,275	$5,524
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,165	6,857
Changes in operating assets and liabilities, net of acquisitions and other, net	(5,311)	(13,125)
Net cash provided by (used for) operating activities	9,129	(744)

Cash flows from investing activities:
Proceeds from sales and maturities of investments, net of purchases	2,761	18,261
Purchase of property and equipment	(4,759)	(4,200)
Payments for current year and prior year acquisitions, net of cash acquired	4,584	(17,747)
Other, net	(221)	121
Net cash provided by (used for) investing activities	2,365	(3,565)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,059	2,749
Repurchase of common stock	—	(6,755)
Other, net	(105)	(165)
Net cash provided by (used for) financing activities	1,954	(4,171)
Effect of exchange rate changes on cash	33	127
Net increase (decrease) in cash and cash equivalents	13,481	(8,353)
Cash and cash equivalents at beginning of period	67,488	56,736
Cash and cash equivalents at end of period	$80,969	$48,383

Keane, Inc.

Selected Financial Data (Unaudited)

	Three Months Ended March 31,
			Increase (Decrease)
	2005	2004	$	%
	(Dollars in thousands)
Reconciliation of GAAP Net Income to EBITDA (1)
Net income	$7,275	$5,524	$1,751	31.7%
Add (Subtract):
Provision for income taxes	4,850	3,683	1,167	31.7%
Amortization of intangible assets and stock-based compensation	4,210	4,106	104	2.5%
Depreciation	3,095	2,944	151	5.1%
Interest and dividend income	(1,105)	(1,055)	(50)	4.7%
Interest expense	1,416	1,438	(22)	-1.5%
EBITDA	$19,741	$16,640	$3,101	18.6%

Service Line Revenues
Outsourcing	$122,584	$105,253	$17,331	16.5%
Development & Integration	41,757	41,899	(142)	-0.3%
Other IT Services	67,863	68,672	(809)	-1.2%
Total	$232,204	$215,824	$16,380	7.6%

Service Line Bookings (2)
Outsourcing	$119,040	$267,976	$(148,936)	-55.6%
Development & Integration	44,177	37,937	6,240	16.4%
Other IT Services	104,902	103,768	1,134	1.1%
Total	$268,119	$409,681	$(141,562)	-34.6%

Gross Margin
Revenues	$232,204	$215,824	$16,380	7.6%
Salaries, wages, and other direct costs	(162,193)	$(149,990)	(12,203)	8.1%
Gross Margin	$70,011	$65,834	$4,177	6.3%
Gross Margin %	30.2%	30.5%

Days Sales Outstanding (DSO) (3)	52	52	—

(1)          EBITDA represents earnings before net interest, income taxes, depreciation, amortization of intangible assets, and stock-based compensation. EBITDA is a non-GAAP (Generally Accepted Accounting Principles) financial measure that Keane’s management believes is an important indicator of Keane’s liquidity.  Keane’s calculation of EBITDA may not be consistent with EBITDA measures of other companies. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the condensed consolidated statements of income.

(2)          Bookings represent the engagement value of contracts signed in the current reporting period.

(3)          DSO is calculated using trailing three months total revenues divided by the number of days in the period to determine daily revenues.  The average accounts receivable balance for the three-month period is then divided by daily revenues.

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